Exhibit 99.4

CITIZENS INDEPENDENT BANCORP, INC.

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON SHARES

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS
DISTRIBUTED TO SHAREHOLDERS OF

CITIZENS INDEPENDENT BANCORP, INC.

_____________, 2013

To Our Clients:

Enclosed for your consideration is a prospectus, dated _____________, 2013 (the “Prospectus”) and the “Beneficial Owner Election Form” relating to the offering (the “Rights Offering”) by Citizens Independent Bancorp, Inc. (the “Company”) of common shares, without par value per share (the “Common Shares”) pursuant to non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of Common Shares at 5:00 p.m., Eastern Time, on _____________, 2013 (the “Record Date”). The Subscription Rights and Common Shares are described in the Prospectus.

In the Rights Offering, the Company is offering an aggregate of up to $6,000,000 of Common Shares and warrants to purchase up to $3,000,000 of Common Shares, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., local time, on _____________, 2013, unless extended (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each owner of Common Shares is entitled to one Right for each Common Share owned by such owner at 5:00 p.m., local time, on the Record Date. Each Right will allow the holder thereof to subscribe for one share of our Common Shares (the “Basic Subscription Privilege”) at the cash price of $15.39 per full share (the “Subscription Price”). For example, if a shareholder owned 100 Common Shares as of 5:00 p.m., local time, on the Record Date, the shareholder would receive 100 Rights and would have the right to purchase 100 Common Shares for the Subscription Price.

If a holder purchases all of the Common Shares available to it pursuant to its Basic Subscription Privilege, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any Common Shares that are not purchased by shareholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”). If, however, over-subscription requests exceed the number of Common Shares available, the Company will allocate the available Common Shares among the shareholders exercising the Over-Subscription Privilege by multiplying the number of shares requested by each holder through the exercise of their Over-Subscription Privileges by a fraction that equals (i) the number of shares available to be issued through Over-Subscription Privileges divided by (ii) the total number of shares requested by all subscribers through the exercise of their Over-Subscription Privileges. No fractional shares will be issued.

Both the Basic Subscription Privilege and the Over-Subscription Privilege are subject to the limitation that no participant in the Rights Offering may beneficially own more than 9.9% of our Common Shares outstanding after completion of the Rights Offering.

For every two shares purchased in the Rights Offering, whether through a Basic Subscription Privilege or an Over-Subscription Privilege, the shareholder will receive a warrant to purchase one Common Share at a price equal to 90% of the book value of a common share as reflected on the books of Bancorp on the last day of the month prior to the warrant exercise date. The warrants will be exercisable for two years following the completion of the Rights Offering and will not be transferable. No fractional warrants will be issued, and the number of warrants issued will be rounded down. For example, a shareholder purchasing two Common Shares will receive one warrant, and a shareholder purchasing four Common Shares will receive one warrant, while a shareholder purchasing four Common Shares will receive two warrants. Warrants may be exercised by completing and returning the Warrant Certificate and Subscription Form to the warrant agent, along with payment of the exercise price at any time up to the close of business on the warrant expiration date.

You will be required to submit payment in full for all the shares you wish to buy with your Basic Subscription Privilege and your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Common Shares available to you, assuming that no shareholders other than you purchase any Common Shares pursuant to their Basic Subscription Privileges. Fractional Common Shares resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The Company provides no assurances that each shareholder will actually be entitled to purchase the number of Common Shares issuable upon the exercise of its Basic Subscription Privilege and its Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy a stockholder’s exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Privileges to the extent of 369,754 shares, and the Company will only honor an Over-Subscription Privilege to the extent sufficient Common Shares are available following the exercise of Basic Subscription Privileges.

•        To the extent the aggregate Subscription Price of the maximum number of shares available to a shareholder pursuant to the Basic Subscription Privileges and the Over-Subscription Privilege is less than the amount the shareholder actually paid in connection with the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege, the shareholder will be allocated only the number of shares available to it as soon as practicable after the Expiration Time, and the shareholder’s excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

•        To the extent the amount the shareholder actual paid in connection with the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of shares available to the shareholder pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, such shareholder will be allocated the number of shares for which it actually paid in connection with the Basic Subscription Privilege and the Over-Subscription Privilege.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON SHARES CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Common Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Subscription Rights.

If you wish to have us, on your behalf, exercise your Subscription Rights for any Common Shares to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form.

Your Beneficial Owner Election Form and payment should be forwarded to us as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at the Expiration Time. Because we must submit your subscription and payment in advance of the Expiration Time, we must receive your Beneficial Owner Election Form and payment no later than ________________ . Once you have exercised the Basic Subscription Privilege or the Over-Subscription Privilege, such exercise may not be revoked.

Any questions related to the Beneficial Owner Election Form or how to make payment should be directed to _____________ at ___-___ -____ . Any other questions or requests for assistance concerning the Rights Offering should be directed to The Registrar and Transfer Company, toll free at (800) 866-1340 ext. 2991. Additional copies of the enclosed materials may be obtained from The Registrar and Transfer Company.

Very truly yours,

[Record Holder]